Exhibit 99.1

EVERTEC, INC. REPORTS SECOND QUARTER 2011 RESULTS

SAN JUAN, PUERTO RICO – August 12, 2011 – EVERTEC, Inc. (“EVERTEC” or the “Company”) today reported consolidated and combined results for the quarter ended June 30, 2011.

As previously reported, on September 30, 2010 an affiliate of Apollo Global Management, LLC acquired a 51% indirect interest in EVERTEC, with Popular, Inc. retaining a 49% indirect interest (the “Merger”). The accompanying consolidated and combined financial information and discussion below compares the results of operations of the Successor and Predecessor for the three and six months ended June 30, 2011 and 2010, respectively. Only the results of operations for the Successor period reflect the purchase accounting related to the Merger. The comparison of the Successor and Predecessor period is not consistent with GAAP, since the results are not comparable on a period-to-period basis or to other issuers due to the new basis of accounting established at consummation of the Merger. However, we believe that this approach is beneficial to the reader since it provides an easier to read discussion of the results of operations and provides the reader with information from which to analyze our financial results that is consistent with the manner in which management reviews and analyzes results of operations.

Highlights for the quarter ended June 30, 2011 include:

•	Total revenues increased by $7.4 million, or 11%, to $76.2 million, when compared to the same period in 2010

•	Operating costs and expenses, excluding depreciation and amortization and non-recurring expenses, decreased by $0.1 million, or less than 1%, when compared to the same period in 2010

•	Adjusted EBITDA for the quarter ended June 30, 2011 was $35.9 million, an increase of $5.5 million, or 18%, when compared to the same period in 2010

•	As of June 30, 2011, total debt stood at $546 million compared to $573.2 million at the end of the previous quarter

Highlights for the six months ended June 30, 2011 include:

•	Total revenues increased by $15.0 million, or 11%, to $149.7 million, when compared to the same period in 2010

•	Operating costs and expenses, excluding depreciation and amortization and non-recurring expenses, increased by $1.5 million, or 2%, when compared to the same period in 2010

•	Adjusted EBITDA for the six months period was $68.0 million, an increase of $8.5 million, or 14%, from what we achieved in the same period in 2010

Félix M. Villamil, President and Chief Executive Officer, stated, “We are very pleased with our performance. Our second quarter successfully built on our first quarter results. Each of our three business segments produced strong revenue growth in our local and international markets. Our results continue to be driven by the secular growth dynamics related to electronic payments as well as an increase in demand for our services as we continue to provide value added business solutions to our clients.”

Second Quarter 2011 Results

EVERTEC total revenues increased $7.4 million, or 11%, to $76.2 million for quarter ended June 30, 2011, when compared to the same period in 2010. Transaction Processing segment revenues increased by $1.7 million, or 9%, Merchant Acquiring segment net revenues increased by $1.2 million, or 9%, and Business Solutions segment revenues increased by $4.5 million, or 13%. Revenue growth across our three reportable segments was primarily attributable to higher volume and average value of transactions in both our local and international markets, and higher demand for our consulting and banking services. The consolidation of financial institutions in Puerto Rico that occurred in the second quarter of 2010 and some improvements in the economic activity in Puerto Rico, our main market, positively impacted our business.

Total operating costs and expenses increased $12.3 million, or 25%, for the quarter ended June 30, 2011, when compared to the same period last year. Excluding depreciation and amortization and non-recurring expenses, total operating costs and expenses decreased by $0.1 million, or less than 1%, when compared to the same period in 2010. The decrease is mainly related to lower expenses due to the elimination of corporate expenses and overhead allocations of $2.9 million charged by Popular during the quarter ended June 30, 2010. This decrease was partly offset by higher personnel costs mostly due to addition of key personnel, higher audit and legal fees necessary to support the additional reporting requirements, higher external programming fees to support business growth, higher expenses related to maintenance of certain software licenses transferred to the Company as part of a reimbursement agreement with Popular, and management fees for the equity sponsors. Depreciation and amortization expense increased by $10.7 million, or 166%, primarily as a result of additional expenses of $10.2 million related to the purchase price adjustments in connection with the Merger to reflect the fair market value assigned to property and equipment and intangible assets. Non-recurring expenses of $1.8 million are mostly related to consulting services and legal fees necessary to support the transition of the Company to a stand-alone entity, and non-recurring compensation and benefits charges.

Non-operating expenses totaled $13.4 million for the quarter ended June 30, 2011, compared to a net non-operating income of $3.5 million for the same period in 2010. The variance of $17.0 million was mostly due to interest expense of $13.8 million related to the senior secured credit facilities and senior notes incurred in connection with the Merger, and to a decrease in other income of $2.4 million primarily driven by $2.3 million pre-tax gain related to the sale of an equity ownership recognized during the second quarter of 2010.

The Company reported income tax benefit of $0.5 million for the quarter ended June 30, 2011, compared with income tax expense of $8.4 million for the same period in 2010. The variance of $8.9 million is mainly the result of a reduction in taxable income and lower corporate tax rates.

Adjusted EBITDA for the quarter ended June 30, 2011 increased by $5.5 million, or 18%, to $35.9 million when compared to the same period in 2010, primarily as a result of the increase in revenues in the three business segments. Adjusted EBITDA margin (Adjusted EBITDA as a percentage of total revenues) improved to 47.1% from 44.2% for the same period in 2010.

Six months ended June 30, 2011 Results

Total revenues for the six months ended June 30, 2011 increased by $15.0 million, or 11%, when compared to the same period in 2010. Transaction Processing segment revenues increased by $4.2 million, or 11%, Merchant Acquiring segment net revenues increased by $3.6 million, or 14%, and Business Solutions segment revenues increased by $7.2 million, or 10%. The increase in revenues in our three reportable segments was mostly driven by organic volume growth. As mentioned above, the consolidation of financial institutions in Puerto Rico that occurred in the second quarter of 2010 and some improvements in economic activity in Puerto Rico have contributed, in part, to an increase in the volume and average value of transactions, as well as an increase in the demand for our services.

Total operating costs and expenses increased $27.3 million, or 29%, for the six months ended June 30, 2011, when compared to the same period last year. Excluding depreciation and amortization and non-recurring expenses, operating costs and expenses increased by $1.5 million, or 2%, when compared to the same period in 2010. The increase is due to higher personnel costs mostly due to addition of key personnel, higher audit and legal fees necessary to support the additional reporting requirements, higher external programming fees to support business growth, higher expenses related to maintenance of certain software licenses transferred to the Company, and management fees for the equity sponsors, offset by the elimination of corporate expenses and overhead allocations charged by Popular during the same period last year. Depreciation and amortization expense increased by $22.1 million, or 179%, primarily as a result of additional expenses of $20.4 million related to the purchase price adjustments in connection with the Merger to reflect the fair market value assigned to property and equipment and intangible assets. Non-recurring expenses of $3.8 million are mostly related to consulting services and legal fees necessary to support the transition of the Company to a stand-alone entity, and compensation and benefits charges.

Non-operating expenses for the six months ended June 30, 2011 amounted to $31.1 million, compared to a net non-operating income of $4.8 million for the same period in 2010. The variance of $35.9 million was mostly due to interest expense of $27.9 million related to the senior secured credit facilities and senior notes incurred in connection with the Merger, a decrease of $2.0 million in earnings of equity method investments and a negative variance of $6.3 million in other expenses. The increase in other expenses resulted from a non-recurring expense of $2.2 million relating to the refinancing of our senior secured credit facilities, a non-recurring, non-cash loss of $1.2 million from the settlement of the derivative related to the acquisition of a 19.99% equity interest in CONTADO from Popular and from a gain of $2.3 million on the sale of an equity investment during the second quarter of 2010.

The Company reported income tax benefit of $29.5 million for the six months ended June 30, 2011, compared with income tax expense of $16.2 million for the same period in 2010. The variance of $45.7 million was primarily driven by a reduction in the marginal corporate income tax rate from 39% to 30% due to the tax reform enacted in Puerto Rico on January 31, 2011. Also, the income tax benefit was impacted by a taxable loss for the six months ended June 30, 2011, compared to a taxable income for the same period in 2010.

Adjusted EBITDA for the six months ended June 30, 2011 increased by $8.5 million, or 14%, to $68.0 million when compared to the same period in 2010, primarily driven by the revenue growth experienced across all three business segments. Adjusted EBITDA margin (Adjusted EBITDA as a percentage of total revenues) improved to 45.4% from 44.2% as compared to the same period in 2010.

Cash and Liquidity

As of June 30, 2011, the Company’s liquidity stood at $81.7 million, with $31.7 million of unrestricted cash, and $50.0 million of borrowing capacity available under our revolving credit facility (before giving effect to letters of credit), which remained undrawn.

Debt

As of June 30, 2011, the Company’s total debt stood at $546 million. A $24.7 million voluntary prepayment of the senior secured term loan was made during the quarter.

Conference Call Information

The Company will host its investor conference call on Friday, August 12, 2011 at 5:00 p.m. (Eastern Time) to review the operating results for the second quarter of 2011.

To listen to the call, dial (866) 713-8310 (U.S.) or (617) 597-5308 (outside the U.S.), passcode #31040443.

About EVERTEC, Inc.

EVERTEC, Inc. is a diversified processing business, offering transaction and payment processing, merchant acquiring and processing and other related services in Puerto Rico and certain countries within the Caribbean and Latin America. EVERTEC owns and operates the ATH network, the leading debit payment and ATM network in Puerto Rico. EVERTEC’s products and services include point-of-sale processing, network and switch services, automated teller machine driving services, core bank processing, business process outsourcing solutions, technology infrastructure management, financial services applications and merchant acquiring services. Headquartered in San Juan, Puerto Rico, EVERTEC has approximately 1,700 employees in 6 countries throughout the Caribbean and Latin America. EVERTEC is 51% owned by an affiliate of Apollo Global Management, LLC, a leading private equity and capital markets investor, and 49% owned by Popular, Inc., the largest financial institution in Puerto Rico and the Caribbean. For more information about EVERTEC, please visit www.evertecinc.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of EVERTEC to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates” and “plans” and similar expressions of future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various factors that could cause actual future results and other future events to differ materially from those estimated by management include, but are not limited to: our high level of indebtedness and restrictions contained in our debt agreements; our ability to generate sufficient cash to service our indebtedness and to generate future profits; our reliance on our relationship with Popular, Inc. for a significant portion of our revenues; our ability to renew our client contracts on terms favorable to us; our dependence on our processing systems, technology infrastructure, security systems and fraudulent payment detection systems; our ability to develop, install and adopt new technology; a decreased client base due to consolidations in the banking and financial services industry; the credit risk of our merchant clients, for which we may also be liable; the continuing market position of the ATH network; our dependence on credit card associations; changes in the regulatory environment and changes in international, legal, political, administrative or economic conditions; the geographical concentration of our business in Puerto Rico; operating an international business in multiple regions with potential political and economic instability; our ability to execute our expansion and acquisition strategies; our ability to protect our intellectual property rights; our ability to recruit and retain qualified personnel; our ability to comply with federal, state and local regulatory requirements; evolving industry standards; and our ability to operate as a stand-alone entity.

Consideration should be given to the areas of risk described above, as well as those risks set forth under the headings “Forward-Looking Statements” and “Risk Factors” in the Registration Statement on Form S-4 filed (File No. 333-173504) that was declared effective by the Securities and Exchange Commission (“SEC”) on August 2, 2011, and the reports to our investors that are posted from time to time on our website, in connection with considering any forward-looking statements that may be made by us and our businesses generally. We undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.

Investor Contacts:

Juan J. Román	Luis M. Cabrera
Executive Vice President and	Senior Vice President
Chief Financial Officer	Treasurer – Investor Relations
(787) 759-9999, ext 4895	(787) 759-9999, ext 3897
jjroman@evertecinc.com	luiscabrera@evertecinc.com

Media Contact:

Wanda Betancourt, APR

Senior Vice President

HR, Communications and Marketing

(787) 759-9999, ext 4805

wabetancourt@evertecinc.com

EVERTEC, Inc. Unaudited Consolidated (Successor) and EVERTEC Business Group Combined (Predecessor) Statements of Income

	Successor	Predecessor	Successor	Predecessor
(Dollar amounts in thousands)	Three months ended June, 30		Six months ended June 30,
	2011	2010	2011	2010
Revenues

Transaction processing (from affiliates: $8,569, $5,587, $16,869 and $11,238)	$20,759	$19,074	$41,010	$36,853

Merchant acquiring, net	14,719	13,510	29,467	25,816
Business solutions (from affiliates: $30,267, $27,626, $60,918 and $55,487)	40,729	36,194	79,236	72,003

Total revenues	76,207	68,778	149,713	134,672

Operating costs and expenses
Cost of revenues (excluding depreciation and amortization)	34,910	35,888	70,040	70,852
Selling, general and administrative expenses (excluding depreciation and amortization)	9,177	6,543	17,762	11,739
Depreciation and amortization	17,092	6,424	34,464	12,346

Total operating costs and expenses	61,179	48,855	122,266	94,937

Income from operations	15,028	19,923	27,447	39,735

Non-operating (expenses) income	(13,446)	3,529	(31,140)	4,813

Income (loss) before income taxes	1,582	23,452	(3,693)	44,548
Income tax (benefit) expense	(477)	8,357	(29,523)	16,218

Net income from continuing operations	2,059	15,095	25,830	28,330
Net loss from discontinued operations	—	(272)	—	(1,186)

Net income	$2,059	$14,823	$25,830	$27,144

Net income reconciliation to EBITDA and Adjusted EBITDA

We define “EBITDA” as earnings before interest, taxes, depreciation and amortization. We define “Adjusted EBITDA” as EBITDA as further adjusted to exclude unusual items and other adjustments described below. We present EBITDA and Adjusted EBITDA because we consider them important supplemental measures of our performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. In addition, our presentation of Adjusted EBITDA is consistent with the equivalent measurements that are contained in the documents governing our indebtedness. In addition, in evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we may incur expenses such as those excluded in calculating them. Further, our presentation of these measures should not be construed as an inference that our future operating results will not be affected by unusual or nonrecurring items.

Some of the limitations of EBITDA and Adjusted EBITDA are as follows:

•	they do not reflect cash outlays for capital expenditures or future contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect interest expense, or the cash requirements necessary to service interest or principal payments on indebtedness;

•	they do not reflect income tax expense or the cash necessary to pay income taxes;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash requirements for such replacements; and

•

other companies, including other companies in our industry, may not use EBITDA and Adjusted EBITDA or may calculate EBITDA and Adjusted EBITDA differently than as presented in this press release, limiting their usefulness as a comparative measure.

Adjusted EBITDA is not a measurement of liquidity or financial performance under GAAP. You should not consider Adjusted EBITDA as an alternative to cash flows from operating activities determined in accordance with GAAP, as an indicator of cash flows, as a measure of liquidity or as an alternative to operating or net income determined in accordance with GAAP.

While management believes that these measures provide useful information to investors, the SEC may require that EBITDA or Adjusted EBITDA be presented differently, or not at all, in any future filings the Company makes with the SEC.

A reconciliation of net income to EBITDA and Adjusted EBITDA is provided below.

	Successor	Predecessor	Successor	Predecessor
	Three months ended	Three months ended	Six months ended	Six months ended	Twelve months ended
(Dollar amounts in thousands)	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010	June 30, 2011
Net income from continuing operations	$2,059	$15,095	$25,830	$28,330	$35,850
Income tax (benefit) expense	(477)	8,357	(29,523)	16,218	(24,085)
Interest expense (income)	13,609	(131)	27,417	(273)	40,718
Depreciation and amortization	17,092	6,424	34,464	12,346	59,264

EBITDA	$32,283	$29,745	$58,188	$56,622	$111,747

Standalone Cost Savings (a)	411	2,044	658	3,851	1,773
Disposals (b)	—	(2,874)	—	(3,407)	(449)
Equity Income (c)	482	(641)	482	(1,292)	2,436
Compensation and benefits (d)	713	(384)	841	(761)	8,170
Transaction fees & refinancing costs (e)	1,671	548	5,827	565	8,092
Management fees (f)	636	—	1,260	—	1,260
Westernbank EBITDA (g)	—	1,975	—	3,950	1,317
Purchase Accounting (h)	(277)	—	772	—	1,367

Adjusted EBITDA	$35,919	$30,413	$68,028	$59,527	$135,713

(a)	Represents stand-alone savings for costs historically allocated to EVERTEC by Popular, which did not continue post closing, other than temporary transition costs, net of estimated stand-alone costs. The allocations were primarily based on a percentage of revenues or costs (and not based on actual costs incurred) and related to corporate functions such as accounting, tax, treasury, payroll and benefits, risk management, institutional marketing, legal, public relations and compliance. The allocations were $2.9 million and $5.6 million for the three and six months ended June 30, 2010, respectively, which were partially offset by estimated stand-alone costs of $0.9 million and $1.7 million for the three and six months ended June 30, 2010, respectively. Our estimated stand-alone costs are based on assumptions and estimates that we believe are reasonable, but such assumptions and estimates may prove to be inaccurate over time. During a transition period of one year after the closing, we will receive certain services from Popular and its affiliates pursuant to a transition services agreement, at prices that we believe approximate our stand-alone costs.
(b)	Relates to (i) removal of gain on sale in April 2010 of the Company’s equity interest in Inmediata Health Group Corp., and of the related equity income, (ii) allocations previously charged to the discontinued Venezuela operations and (iii) write-off of certain investment securities in the three months ended December 31, 2010.
(c)

Represents the elimination of historical non-cash equity in earnings of investments reported in Net Income from EVERTEC’s 53.97% equity ownership in CONTADO and 31.11% equity ownership in Serfinsa, net of cash dividends received from CONTADO. The equity income adjustments include cash dividends from CONTADO of $1.5 million in December 2010. On March 31, 2011, after a final agreement was reached between Popular and the other shareholders of CONTADO, Popular transferred to EVERTEC 19.99% of the equity interest in CONTADO. The three and six months ended June 30, 2011 includes cash dividends received from CONTADO of $0.7 million, offset by CONTADO’s non-cash equity income of $0.2 million.
(d)	Predominantly relates to non-recurring bonuses and payroll tax impact of awards given to certain EVERTEC employees in connection with the Merger, partially offset by estimated costs for the anticipated reinstatement of the employer’s matching contribution to defined contribution pre-tax savings plan which was suspended in March 2009 and reinstated in March 2011. Other adjustments relate to: (i) estimated incremental cost previously impacted by the Troubled Asset Relief Program (“TARP”) restrictions, (ii) employee benefit cost savings, (iii) add back of non-cash equity based compensation, and (iv) voluntary retirement program related amounts.
(e)	Relates to the following items: (i) transition fees to support additional requirements of a stand-alone entity, (ii) costs relating to the refinancing of our senior secured credit facility and senior notes exchange offer, and (iii) non-recurring additional property taxes assessed by the government in the three months ended June 30, 2010.
(f)	Represents the management fee payable to the equity sponsors which commenced in January 2011.
(g)	Represents an estimated adjustment for additional EBITDA to be earned from EVERTEC’s processing of Westernbank volumes. The estimate was arrived at using the pricing schedule in the Master Services Agreement as well as management’s estimated related costs of the contribution of additional business volume. Banco Popular acquired Westernbank’s Puerto Rican operations on April 30, 2010, and EVERTEC did not realize the impact of these additional volumes and associated revenues until the third quarter of 2010. The estimate of current Westernbank EBITDA has been added to previous periods for comparative purposes, and reflects estimated, rather than observed, impact.
(h)	Represents elimination of the effects of purchase accounting in connection with (i) certain customer service and software related arrangements where EVERTEC receives subsidies from Popular; and (ii) EVERTEC’s rights and obligations to buy equity interests in CONTADO and Serfinsa.